Exhibit 10.1
MASTER AGREEMENT
BETWEEN
HELIX ENERGY SOLUTIONS GROUP, INC.
AND
CAL DIVE INTERNATIONAL, INC.
Dated                     , 2006

-i-

Table of Contents
(continued)

-ii-

Table of Contents
(continued)

-iii-

EXHIBITS

A	Form of Corporate Services Agreement
B	Form of Registration Rights Agreement
C	Form of Tax Matters Agreement
D	Form of Employee Matters Agreement
E	Form of Amended and Restated Certificate of Incorporation
F	Form of Amended and Restated Bylaws

-iv-

SCHEDULES

Schedule 1.1	Vessels
Schedule 2.2	Transferred Subsidiaries
Schedule 2.4(b)(ii)	Continuing Agreements
Schedule 6.15(b)	Existing Actions

-v-

MASTER AGREEMENT
          This MASTER AGREEMENT, dated                     , 2006 (this “Agreement”), is made between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”) and Cal Dive International, Inc., a Delaware corporation and as of the date hereof, an indirect, wholly-owned subsidiary of Helix (“Cal Dive”). Certain capitalized terms used in this Agreement are defined in Section 1.1 and the definitions of the other capitalized terms used in this Agreement are cross-referenced in Section 1.2.
W I T N E S S E T H:
          WHEREAS, the board of directors of Helix has determined that it is appropriate and desirable for Helix to separate the Cal Dive Group from Helix;
          WHEREAS, in connection with the separation of the Cal Dive Group from Helix, Helix desires to contribute, assign or otherwise transfer, and to cause certain of its Subsidiaries to contribute, assign or otherwise transfer, to Cal Dive and certain of Cal Dive’s Subsidiaries, certain Assets and Liabilities associated with the Cal Dive Business;
          WHEREAS, Helix has agreed to transfer certain vessels constituting part of the Cal Dive Assets (as defined below) to CDI Vessel Holdings LLC, a Delaware limited liability company (“Vessel Holdings”) of which CDI Janus Holdings, Inc., a Delaware corporation (“Holdings”) owns 100% of the membership interests;
          WHEREAS, Helix owns 100% of the issued and outstanding stock of Holdings;
          WHEREAS, Vessel Holdings has entered into a Credit Agreement dated as of August ___, 2006 with Bank of America, N.A., as Administrative Agent and the various lenders listed therein, and Cal Dive, providing for a credit facility of up to USD 150,000,000 to be available to Vessel Holdings (the “Transfer Credit Facility”);
          WHEREAS, as of the date hereof, Vessel Holdings has drawn the principal amount of USD $85,000,000 under the Transfer Credit Facility;
          WHEREAS, Helix has agreed to guaranty the obligations of Vessel Holdings under the Transfer Credit Facility pursuant to the Guaranty date as of August ___, 2006 (the “Guaranty”);
          WHEREAS, the remaining vessels and balance of the Assets will be transferred by Helix to various subsidiaries of Holdings, and the stock of Holdings will be transferred by Helix to Cal Dive to effect the Separation;
          WHEREAS, Cal Dive has agreed to guaranty the indebtedness of Vessel Holdings under the Transfer Credit Facility contemporaneously with the Separation, and accordingly has agreed to assume the liabilities of Helix under the Guaranty;
          WHEREAS, the boards of directors of Helix and Cal Dive have further approved the initial public offering by Cal Dive of shares of its Common Stock in a registered offering under the Securities Act, substantially concurrently with the closing of the Separation;

          WHEREAS, immediately following the consummation of the Initial Public Offering, Helix will own approximately                      shares of Cal Dive Common Stock;
          WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements that will, following the consummation of the Initial Public Offering, govern certain matters relating to the Separation, the Initial Public Offering and the relationship of Helix, Cal Dive and their respective Groups; and
          WHEREAS, the terms and conditions set forth herein have not resulted from arms length negotiations between the parties because of the context of Helix’s and Cal Dive’s parent –subsidiary relationship, and accordingly, such terms and conditions may be in some respects less favorable to Cal Dive than those it could obtain from unaffiliated third parties.
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Definitions.
          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
          “Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that from and after the Closing Date, no member of the Cal Dive Group shall be deemed an Affiliate of any member of the Helix Group for purposes of this Agreement and the Transaction Documents and no member of the Helix Group shall be deemed an Affiliate of any member of the Cal Dive Group for purposes of this Agreement and the Transaction Documents. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies, or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), of a Person.
          “Assets” means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:
          (a) the Vessels, including all appurtenances thereto, all equipment, including without limitation all diving and pipelaying equipment, inventory, work-in-progress and spare parts;
          (b) all computers and other electronic data processing equipment, fixtures, machinery, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment and other tangible personal property;
          (c) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
          (d) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
          (e) all license agreements, vessel charters, leases of personal property, open purchase orders for supplies, parts or services and other contracts, agreements or commitments;
          (f) all deposits, letters of credit and performance and surety bonds;
          (g) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
          (h) all domestic and foreign intangible personal property, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, trade secrets, inventions, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing;
          (i) all vessel logs and records of repair and maintenance for any Vessel or equipment;
          (j) all computer applications, programs and other software, including operating software, network software firmware, middleware, design software, design tools, systems documentation and instructions;
          (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
          (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

          (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
          (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution including without limitation any policies held through a protection and indemnity club;
          (o) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;
          (p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
          (q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
          “Cal Dive Balance Sheet” means Cal Dive’s unaudited pro forma consolidated statement of financial position as of June 30, 2006 included in the IPO Registration Statement.
          “Cal Dive Business” means the current businesses of the members of the Cal Dive Group, including, without limitation, the world-wide manned diving, pipelaying, pipe burial and related businesses described in the IPO Registration Statement.
          “Cal Dive Capital Stock” means all classes or series of capital stock of Cal Dive, including the Common Stock, and all options, warrants and other rights to acquire such capital stock.
          “Cal Dive Common Stock” means the common stock, $0.01 par value per share, of Cal Dive.
          “Cal Dive Contracts” means the following contracts and agreements to which Helix or any of its Subsidiaries is a party or by which Helix or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Helix or any member of the Helix Group pursuant to any provision of this Agreement or any Transaction Document:
          (a) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Cal Dive Group;
          (b) any contract or agreement, including any joint venture agreement, that is used exclusively or held for use exclusively in the Cal Dive Business;

          (c) any guarantee, indemnity, representation, warranty or other Liability of any member of the Cal Dive Group or the Helix Group in respect of (i) any other Cal Dive Contract or Cal Dive Asset, (ii) any Cal Dive Liability or (iii) the Cal Dive Business; and
          (d) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Documents to be assigned to Cal Dive or any member of the Cal Dive Group in connection with the Separation.
          “Cal Dive Group” means Cal Dive, each Subsidiary of Cal Dive immediately after the Closing and each other Person that is either controlled directly or indirectly by Cal Dive immediately after the Closing; provided that, any Delayed Transfer Asset that is transferred to Cal Dive at any time following the Closing shall, to the extent applicable, and from and after the Closing Date, be considered part of the Cal Dive Group for all purposes of this Agreement.
          “Cal Dive Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the Cal Dive Group collectively, as determined for purposes of its financial statements prepared in accordance with GAAP.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Consents” means any consent, waiver or approval from, or notification requirement to, any third parties.
          “Delayed Transfer Assets” means any Cal Dive Assets that are transferred to the Cal Dive Group from the Helix Group after the Closing Date.
          “Delayed Transfer Liabilities” means any Cal Dive Liabilities that are assumed by a member of the Cal Dive Group from a member of the Helix Group after the Closing Date.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
          “Firm Public Offering Shares” means the Common Stock sold in the Initial Public Offering, other than Common Stock sold as a result of exercise of the Over-Allotment Option by the Underwriters.
          “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
          “GAAP” means United States generally accepted accounting principles.

          “Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.
          “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality, whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.
          “Group” means the Helix Group or the Cal Dive Group, as the context requires.
          “Helix Group” means Helix and each Person (other than a member of the Cal Dive Group) that is an Affiliate of Helix immediately following the Closing.
          “Holdings” has the meaning given that term in the Preamble hereof.
          “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
          “Initial Public Offering” means the initial public offering by Cal Dive of approximately                      shares of Common Stock.
          “Insurance Policies” means the insurance policies written by insurance carriers, including those affiliated with Helix and any self-insurance arrangements, pursuant to which Cal Dive or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Closing Date, including without limitation any policies written by protection and indemnity clubs with respect to the Vessels.
          “Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier or a protection and indemnity club; (b) paid by an insurance carrier or a protection and indemnity club on behalf of the insured; or (c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments or adjustments to club calls (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
          “IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act pursuant to which the Common Stock to be sold by Cal Dive in the Initial Public Offering will be registered, and all amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such registration statement.
          “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.
          “Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
          “Over-Allotment Option” means the over-allotment option that may be exercised by the underwriters of the Initial Public Offering pursuant to the Underwriting Agreement relating to the Initial Public Offering.
          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
          “Prospectus” means the prospectus or prospectuses included in the IPO Registration Statement, as amended or supplemented by prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
          “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer (other than restrictions on transfer imposed by federal or state securities laws), or other encumbrance of any nature whatsoever.
          “Separation” means collectively, (a) the transfer of the Cal Dive Assets, to the extent not already held by Cal Dive and the Cal Dive Group, and the assumption by Cal Dive and the Cal Dive Group of the Cal Dive Liabilities, and (b) the transfer of certain Excluded Assets to Helix and the Helix Group, and the assumption by Helix and the Helix Group of certain Excluded Liabilities, all as more fully described in this Agreement and the Transaction Documents.
          “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
          “Tax” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, tonnage, environmental (including taxes under Code Section 59A), customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise, premium, retaliatory and other taxes, withholdings, duties, levies, imposts, guarantee fund assessments and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, in each case whether such Tax arises by Law, contract, agreement or otherwise.
          “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.
          “Transactions” means, collectively, (a) the Separation, (b) the Initial Public Offering and (c) all other transactions contemplated by this Agreement or any Transaction Document.
          “Trigger Date” means the first date on which members of the Helix Group cease to beneficially own more than fifty percent (50%) of the total voting power of Cal Dive Common Stock.
          “Underwriters” means the managing underwriters for the Initial Public Offering.
          “Underwriting Agreement” means the Underwriting Agreement to be entered into by and among Helix, Cal Dive and the Underwriters in connection with the offering of Cal Dive Common Stock in the Initial Public Offering.
          “Vessel Holdings” has the meaning given that term in the Preamble hereof.
          “Vessels” means, as of the Closing Date, the vessels listed on Schedule 1.1 hereto, and all appurtenances thereto, and thereafter, the Vessels and any after-acquired vessels of Cal Dive.
          1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
After-Tax Basis	5.6(c)
Agreement	Recitals
Annual Financial Statements	4.1(a)(v)
Assumed Actions	6.15(a)
Bylaws	3.3
Cal Dive	Preamble
Cal Dive Assets	2.2(a)
Cal Dive Auditors	4.1(b)(i)

Term	Section
Cal Dive Confidential Information	6.2(a)
Cal Dive Indemnified Parties	5.3
Cal Dive Liabilities	2.3(a)
Cal Dive Public Documents	4.1(a)(viii)
Cal Dive Transfer Documents	2.9(a)(iii)
Charter	3.3
Closing	3.1
Closing Date	3.1
Corporate Services Agreement	3.2(b)(i)
Dispute	7.1
Employee Matters Agreement	3.2(b)(iv)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Existing Actions	6.15(b)
Existing Helix Indebtedness	3.5
Helix	Preamble
Helix Annual Statements	4.1(b)(ii)
Helix Auditors	4.1(b)(ii)
Helix Confidential Information	6.2(b)
Helix Indemnified Parties	5.2
Helix Policies	6.11
Helix Public Filings	4.1(a)(xii)
Helix Transfer Documents	2.8
Indemnified Party	5.6(a)
Indemnifying Party	5.6(a)
Indemnity Payment	5.6(a)
Notification Period	6.12
Privilege	4.9
Quarterly Financial Statements	4.1(a)(iv)
Registration Rights Agreement	3.2(b)(ii)
Representatives	6.2(a)
Tax Matters Agreement	3.2(b)(iii)
Third Party Claim	5.7(a)
Transaction Documents	3.2(b)
Transfer Credit Facility	Preamble
Transfer Documents	2.9(a)(iii)
Transferred Subsidiaries	2.2(a)(iii)
Utilization Limit	6.12

ARTICLE III
THE SEPARATION
     2.1 Transfer of Cal Dive Assets; Assumption of Cal Dive Liabilities.
     (a) The Separation shall be effected in accordance with the terms and conditions of this Agreement and the other Transfer Documents. Subject to Section 3.6, immediately following the execution and delivery of the Underwriting Agreement by each of the parties thereto:
     (i) Helix shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to Cal Dive or certain of Cal Dive’s Subsidiaries designated by Cal Dive, and Cal Dive or such applicable Subsidiaries shall accept from Helix and its applicable Subsidiaries, all of Helix’s and such Subsidiaries’ respective rights, titles and interests in and to all Cal Dive Assets, with such contributions, assignments, transfers and conveyances being subject to the terms and conditions of this Agreement and any applicable Transfer Documents; and
     (ii) Cal Dive shall, and shall cause its domestic Subsidiaries to, accept, assume and agree, on a several and not joint basis, to perform, discharge and fulfill all the Cal Dive Liabilities, in accordance with their respective terms. Cal Dive and such Subsidiaries shall be responsible for all Cal Dive Liabilities assumed by it, regardless of when or where such Cal Dive Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Cal Dive Liabilities are asserted or determined (including any Cal Dive Liabilities arising out of claims made by Helix’s or Cal Dive’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Helix Group or the Cal Dive Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(iii), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Helix Group or the Cal Dive Group, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. Such assumption of Cal Dive Liabilities shall be subject to the terms and conditions of this Agreement and any applicable Transfer Documents.
     (b) Each of the parties agrees that Delayed Transfer Assets, if any, will be contributed, assigned, transferred, conveyed and delivered, and Delayed Transfer Liabilities, if any, will be accepted and assumed, in accordance with the terms of the applicable Transaction Documents. Notwithstanding the date on which any such Delayed Transfer Asset is actually contributed, assigned, conveyed and delivered, or the date on which any such Delayed Transfer Liability is actually accepted and assumed, such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, shall be deemed to have taken place on, and shall be effective as of, the Closing Date, and the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Transaction Documents as a Cal Dive Asset or a Cal Dive Liability, as the case may be, from and after the Closing Date.

     (c) If at any time or from time to time (whether prior to or after the Closing Date) any party hereto (or any member of such party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. This Section 2.2(c) shall not apply to any Assets acquired by Helix or Cal Dive more than one hundred eighty (180) days following the Closing Date.
     (d) Cal Dive hereby waives compliance by each member of the Helix Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Cal Dive Assets to any member of the Cal Dive Group.
     2.2 Cal Dive Assets.
     (a) Subject to Section 2.2(b), for purposes of this Agreement, “Cal Dive Assets” shall mean (without duplication):
     (i) all Assets that are expressly provided by this Agreement or any Transaction Document as Assets to be transferred by Helix and other members of the Helix Group to Cal Dive or another designated member of the Cal Dive Group;
     (ii) all Cal Dive Contracts;
     (iii) the stock and limited liability company membership interests listed on Schedule 2.2 hereto of the corporations and limited liability companies described on Schedule 2.2 (the “Transferred Subsidiaries”);
     (iv) subject to Section 6.3, any rights of any member of the Cal Dive Group under any of the Insurance Policies, including any rights thereunder arising after the Closing Date in respect of any Insurance Policies;
     (v) all Assets reflected as Assets of Cal Dive and its Subsidiaries in the Cal Dive Balance Sheet, other than any dispositions of such Assets subsequent to the date of the Cal Dive Balance Sheet; and
     (vi) any and all Assets owned or held immediately prior to the Closing Date by Helix or any of its Subsidiaries that are used exclusively in the Cal Dive Business. The intention of this clause (vi) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Cal Dive Asset.
     (b) Notwithstanding the foregoing, the Cal Dive Assets shall not in any event include the Excluded Assets. For purposes of this Agreement, “Excluded Assets” shall mean Assets not used exclusively in the Cal Dive Business, including, without limitation any and all Assets that are expressly contemplated by this Agreement or any Transaction Document as either Assets to be retained by Helix or any other member of the Helix Group, other than assets of the Transferred Subsidiaries, or Assets that are to be transferred by Cal Dive or any member of the Cal Dive Group to Helix or a designated member of the Helix Group.

     2.3 Cal Dive Liabilities.
     (a) Subject to Section 2.3(b), for purposes of this Agreement, “Cal Dive Liabilities” shall mean (without duplication):
     (i) all Liabilities that are expressly provided by this Agreement or any Transaction Document as Liabilities to be assumed by Cal Dive or any other member of the Cal Dive Group, and all agreements, obligations and Liabilities of Cal Dive or any other member of the Cal Dive Group under this Agreement or any of the Transaction Documents;
     (ii) all Liabilities, including any environmental or employee-related Liabilities relating to, arising out of or resulting from:
     (A) the operation of the Cal Dive Business, as conducted at any time before, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
     (B) the operation of any business conducted by any member of the Cal Dive Group at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
     (C) any Cal Dive Assets (including any Cal Dive Contracts and any real property and leasehold interests), in any such case whether arising before, on or after the Closing Date; or
     (D) the ownership and operation of the Vessels.
     (iii) all Liabilities reflected as liabilities or obligations of Cal Dive or its Subsidiaries in the Cal Dive Balance Sheet;
     (iv) all Liabilities related to Assumed Actions and Existing Actions, as further provided in Section 6.15;
     (v) all Liabilities related to any and all other Actions initiated on or after the Closing Date that arise out of or relate in any material respect to the operation of the Cal Dive Business or the ownership or use of the Cal Dive Assets, in any such case whether such Liability arises before, on or after the Closing Date, including any such Action in which Helix or any member of the Helix Group is named as a defendant or party subject to any claim or investigation;
     (vi) all Liabilities for any payments to be made by any member of the Helix Group or any member of the Cal Dive Group pursuant to the terms and conditions of purchase agreements relating to the acquisition of Cal Dive Assets, including, without limitation, purchase price installment payments based on the financial performance of the Cal Dive Asset subsequent to the acquisition;
     (vii) all Liabilities under or arising out of the Transfer Credit Facility, including, without limitation, the obligations to repay the principal balance thereunder and accrued interest thereon, fee and expenses of the lenders and the agent thereunder, and any obligations to protect and indemnify the agent and the lenders thereunder, provided that Cal Dive’s assumption thereof may take the form of a guaranty of such Transfer Credit Facility;
     (viii) all Liabilities arising out of claims made by Helix’s or Cal Dive’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Helix Group or the Cal Dive Group with respect to the Cal Dive Business;
     (viii) subject to Section 6.3, all Liabilities for insurance premiums and club calls relating to the Cal Dive Assets or the Vessels; and
     (ix) Liabilities of the Transferred Subsidiaries.
     (b) Notwithstanding the foregoing, the Cal Dive Liabilities shall not in any event include the Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):
     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Transaction Document as Liabilities to be retained or assumed by Helix or any other member of the Helix Group, and all agreements and obligations of any member of the Helix Group under this Agreement or any of the Transaction Documents;
     (ii) any and all Liabilities of a member of the Helix Group relating solely to, arising solely out of or resulting from any Excluded Assets; and
     (iii) any and all liabilities arising from a knowing violation of Law, fraud or misrepresentation by any member of the Helix Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the Cal Dive Group).
     2.4 Termination of Agreements.
     (a) Except as set forth in Section 2.4(b), Cal Dive and each member of the Cal Dive Group, on the one hand, and Helix and each member of the Helix Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Cal Dive or any member of the Cal Dive Group, on the one hand, and Helix or any member of the Helix Group, on the other hand, effective as of the Closing Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

     (b) The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
     (i) this Agreement and the Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction Document to be entered into or continued by either of the parties or any of the members of their respective Groups);
     (ii) except to the extent redundant with any provision of or service provided under this Agreement or any of the Transaction Documents (including any exhibits or schedules thereto), the agreements, arrangements, commitments and understandings listed or described on Schedule 2.4(b)(ii);
     (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Cal Dive Assets or Cal Dive Liabilities, they shall be assigned pursuant to Section 2.1);
     (iv) any accounts or notes payable or accounts or notes receivable between a member of the Helix Group, on the one hand, and a member of the Cal Dive Group, on the other hand, accrued as of the Closing Date and reflected in the books and records of the parties or otherwise documented in accordance with past practices;
     (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Helix or Cal Dive, as the case may be, is a party; and
     (vi) any other agreements, arrangements, commitments or understandings that this Agreement or any Transaction Document expressly contemplates will survive the Closing Date.
     2.5 Governmental Approvals and Consents; Delayed Transfer Assets and Liabilities.
     (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither Helix nor Cal Dive shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.
     (b) If and to the extent that the valid, complete and perfected contribution, transfer or assignment to the Cal Dive Group of any Cal Dive Assets or the assumption by the Cal Dive Group of any Cal Dive Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval in connection with the Separation or the Initial Public Offering, then, unless the parties mutually shall otherwise determine, the transfer or assignment to the Cal Dive Group of such Cal Dive Assets or the assumption by the Cal Dive Group of such Cal Dive

Liabilities shall be automatically deemed deferred and any such purported contribution, transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained. If and when the Consents and Governmental Approvals are obtained, the contribution, transfer or assignment of the applicable Cal Dive Asset or Cal Dive Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transfer Document. Any such Liability shall be deemed a Delayed Transfer Liability. Any such Asset shall be deemed a Delayed Transfer Asset and notwithstanding the foregoing, a Cal Dive Asset for purposes of determining whether any Liability is a Cal Dive Liability.
     (c) If any contribution, transfer or assignment of any Cal Dive Asset intended to be contributed, transferred or assigned hereunder or any assumption of any Cal Dive Liability intended to be assumed by the Cal Dive Group hereunder is not consummated on the Closing Date for any reason, then, insofar as reasonably possible, (i) the member of the Helix Group retaining such Cal Dive Asset shall thereafter hold such Cal Dive Asset for the use and benefit of the member of the Cal Dive Group entitled thereto (at the expense of the member of the Cal Dive Group entitled thereto) and (ii) Cal Dive shall, or shall cause the applicable member of the Cal Dive Group to, pay or reimburse the member of the Helix Group retaining such Cal Dive Liability for all amounts paid or incurred in connection with such Cal Dive Liability. In addition, the member of the Helix Group retaining such Cal Dive Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Cal Dive Group member to whom such Cal Dive Asset is to be transferred in order to place such Cal Dive Group member in the same position as if such Cal Dive Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Cal Dive Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Cal Dive Asset, is to inure from and after the Closing Date to the Cal Dive Group.
     (d) The Person retaining an Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Person entitled to the Asset or the Person intended to be subject to the Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset or the Person intended to be subject to the Cal Dive Liability.
     2.6 Novation of Assumed Cal Dive Liabilities.
     (a) Each of Helix and Cal Dive, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Cal Dive Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Cal Dive Group), so that, in any such case, Cal Dive and the other members of the Cal Dive Group will be solely responsible for such Cal Dive Liabilities; provided, however, that neither the Helix Group nor the Cal Dive Group shall be obligated to pay any consideration or assume any additional obligation therefor to any third party from whom any such Consent, substitution or amendment is requested.
     (b) If Helix or Cal Dive is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the Helix Group shall continue to be bound by such agreement, lease, license or other obligation that constitutes a Cal Dive Liability and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the Helix Group, Cal Dive shall, or shall cause a member of the Cal Dive Group to, pay, perform and discharge fully all the obligations or other Liabilities of members of the Helix Group thereunder that constitute Cal Dive Liabilities from and after the Closing Date. Cal Dive shall indemnify each Helix Indemnified Party, and hold each of them harmless against any Liabilities arising in connection therewith; provided that, Cal Dive shall have no obligation to indemnify any Helix Indemnified Party with respect to any matter to the extent that such Helix Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. Helix shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Cal Dive, all money, rights and other consideration received by it or any member of the Helix Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Helix shall thereafter assign, or cause to be assigned, all rights and obligations of any member of the Helix Group thereunder and any other Cal Dive Liabilities thereunder to Cal Dive or a designated member of the Cal Dive Group, without payment of further consideration and Cal Dive, or a designated member of the Cal Dive Group, shall, without the payment of any further consideration, assume such Cal Dive Liabilities and rights.
     2.7 Novation of Liabilities other than Cal Dive Liabilities.
     (a) Each of Helix and Cal Dive, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution, or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which a member of the Helix Group and a member of the Cal Dive Group are jointly or severally liable and that do not constitute Cal Dive Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Helix Group, so that, in any such case, the members of the Helix Group will be solely responsible for such Liabilities; provided, however, that neither the Helix Group nor the Cal Dive Group shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested.
     (b) If Helix or Cal Dive is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the Cal Dive Group shall continue to be bound by such agreement, lease, license or other obligation that does not constitute a Cal Dive Liability and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the Cal Dive Group, Helix shall, or shall cause a member of the Helix Group to, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Cal Dive Group thereunder from and after the Closing Date. Helix shall indemnify each Cal Dive Indemnified Party and hold each of them harmless against any Liabilities (other than Cal Dive Liabilities) arising in connection therewith; provided that, Helix shall have no obligation to indemnify any Cal Dive Indemnified Party with respect to any matter to the extent that such Cal Dive Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. Cal Dive shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Helix or to another member of the Helix Group specified by Helix, all money, rights and other consideration received by it or any member of the Cal Dive Group in respect of such performance (unless any such consideration is a Cal Dive Asset). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Cal Dive shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of the Cal Dive Group to Helix or to another member of the Helix Group specified by Helix, without payment of any further consideration and Helix, or another member of the Helix Group, without the payment of any further consideration shall assume such rights and Liabilities.
     2.8 Transfers of Assets and Assumption of Liabilities.
     In furtherance of the contribution, assignment, transfer and conveyance of Cal Dive Assets and the assumption of Cal Dive Liabilities, on the Closing Date, (a) Helix shall execute and deliver, and shall cause the other members of the Helix Group to execute and deliver, such stock powers, merger certificates, bills of sale, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, transfer, merger, conveyance and assignment of all of the Helix Group’s right, title and interest in and to the Cal Dive Assets to the Cal Dive Group, and (b) Cal Dive shall execute and deliver, and shall cause the other members of the Cal Dive Group to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Cal Dive Liabilities by the Cal Dive Group. All of the foregoing documents contemplated by this Section 2.8 shall be referred to collectively herein as the “Helix Transfer Documents.”
     2.9 Transfer of Excluded Assets by Cal Dive; Assumption of Excluded Liabilities by Helix.
     (a) To the extent any Excluded Asset or Excluded Liability is transferred to a member of the Cal Dive Group at the Closing or remains owned or held by a member of the Cal Dive Group after the Closing, from and after the Closing:
     (i) Cal Dive shall, and shall cause the members of the Cal Dive Group to, promptly contribute, assign, transfer, convey and deliver to Helix or designated Helix Group members, and Helix or such Helix Group members shall accept from Cal Dive and its applicable Group members, all of Cal Dive’s and such Group members’ respective rights, titles and interests in and to such Excluded Assets.
     (ii) Helix and certain Helix Group members designated by Helix, shall promptly accept, assume and agree to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

     (iii) In furtherance of the assignment, transfer and conveyance of Excluded Assets and the assumption of Excluded Liabilities (A) Cal Dive shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Cal Dive’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Helix and its Subsidiaries, and (B) Helix shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by Helix. All of the foregoing documents contemplated by this Section 2.9(a)(iii) shall be referred to collectively herein as the “Cal Dive Transfer Documents” and, together with the Helix Transfer Documents, the “Transfer Documents.”
     (iv) To the extent that the transfer of such Excluded Assets and the assumption of such Excluded Liabilities requires any Governmental Approvals or Consents, the parties shall use commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither Helix nor Cal Dive shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.
     (v) If and to the extent that the valid, complete and perfected transfer or assignment to the Helix Group of any Excluded Assets or the assumption by the Helix Group of any Excluded Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval, then, unless the parties mutually shall otherwise determine, the transfer or assignment to the Helix Group of such Excluded Assets or the assumption by the Helix Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained.
     (b) If any transfer or assignment of any Excluded Asset intended to be transferred or assigned hereunder or any assumption of any Excluded Liability intended to be assumed by Helix hereunder is not consummated on the Closing Date, whether as a result of the failure to obtain any required Governmental Approvals or Consents or any other reason, then, insofar as reasonably possible, (i) the member of the Cal Dive Group retaining such Excluded Asset shall thereafter hold such Excluded Asset for the use and benefit of Helix (at Helix’s expense) and (ii) Helix shall, or shall cause its applicable Group member to, pay or reimburse the member of the Cal Dive Group retaining such Excluded Liability for all amounts paid or incurred in connection with such Excluded Liability. In addition, the member of the Cal Dive Group retaining such Excluded Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by Helix in order to place Helix in the same position as if such Excluded Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset, is to inure from and after the Closing Date to the Helix Group.

     (c) If and when the Consents and Governmental Approvals, the absence of which caused the deferral of transfer of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained, the transfer or assignment of the applicable Excluded Asset or Excluded Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transfer Document.
     (d) Any member of the Cal Dive Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer of such Excluded Asset or the deferral of the assumption of such Excluded Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Helix or the member of the Helix Group intended to be subject to the Excluded Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Helix or the member of the Helix Group entitled to such Excluded Asset or intended to be subject to such Excluded Liability.
     2.10 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.
     EACH OF HELIX (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HELIX GROUP) AND CAL DIVE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CAL DIVE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III
INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE
     3.1 Time and Place of Closing.
     Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at such place as Helix and Cal Dive mutually agree and on the date on which (and after) the Underwriting Agreement is executed and delivered by each of the parties thereto or at such other time as Helix and Cal Dive may mutually agree (the day on which the Closing takes place being the “Closing Date”).
     3.2 Closing Transactions.
     In each case subject to Section 3.6, after execution and delivery of the Underwriting Agreement by all parties thereto, at the Closing:
     (a) The Separation shall be effected in accordance with this Agreement and the applicable Transfer Documents.
     (b) The appropriate parties shall enter into, and (as necessary) shall cause the respective members of their Group to enter into, the agreements set forth below (collectively with the Transfer Documents, the “Transaction Documents”):
     (i) the Corporate Services Agreement in the form attached as Exhibit A (the “Corporate Services Agreement”);
     (ii) the Registration Rights Agreement in the form attached as Exhibit B (the “Registration Rights Agreement”);
     (iii) the Tax Matters Agreement in the form attached as Exhibit C (the “Tax Matters Agreement”); and
     (iv) the Employee Matters Agreement in the form attached as Exhibit D (the “Employee Matters Agreement”).
     3.3 Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
     At or prior to the Closing, Helix and Cal Dive shall each take all necessary actions that may be required to provide for the adoption by Cal Dive of the Amended and Restated Certificate of Incorporation of Cal Dive in the form attached hereto as Exhibit E (the “Charter”), and the Amended and Restated Bylaws of Cal Dive in the form attached hereto as Exhibit F (the “Bylaws”). The Charter and Bylaws shall be in full force and effect as of the Closing Date.

     3.4 The Initial Public Offering.
     The Initial Public Offering will be a primary offering of Common Stock. Cal Dive shall (a) consult with, and cooperate in all respects with, Helix in connection with the pricing of the Common Stock to be offered in the Initial Public Offering; (b) at the direction of Helix, execute and deliver the Underwriting Agreement in such form and substance as is reasonably satisfactory to Helix; and (c) at the direction of Helix, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement and the Underwriting Agreement.
     3.5 Proceeds of Initial Public Offering.
     Cal Dive agrees that it shall, on the date it receives the proceeds of the Initial Public Offering, or on the next succeeding Business Day, apply such proceeds as follows:
     (a) first, to pay any and all costs and expenses relating to the Initial Public Offering; and
     (b) second, to transfer the remaining proceeds to Helix by way of dividend.
     3.6 Rescission.
     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IF DELIVERY OF THE FIRM PUBLIC OFFERING SHARES TO THE UNDERWRITERS AGAINST PAYMENT THEREFOR IS NOT COMPLETE WITHIN TEN (10) BUSINESS DAYS AFTER THE CLOSING DATE, ALL TRANSACTIONS THERETOFORE COMPLETED UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS SHALL IMMEDIATELY BE RESCINDED IN ALL RESPECTS AND THIS AGREEMENT AND ALL OF THE TRANSACTION DOCUMENTS SHALL TERMINATE AND ALL ASSETS TRANSFERRED PURSUANT TO THE TRANSACTION DOCUMENTS SHALL BE RETURNED TO THE ENTITIES THAT TRANSFERRED SUCH ASSETS, AND ALL ASSUMPTIONS OF LIABILITIES HEREUNDER AND THEREUNDER SHALL BE RESCINDED AND NULLIFIED.
ARTICLE IV
FINANCIAL AND OTHER INFORMATION
     4.1 Financial and Other Information.
     (a) Financial Information. Cal Dive agrees that, for so long as Helix is required to either consolidate the results of operations and financial position of Cal Dive and the other members of the Cal Dive Group with the results of operations and financial position of Helix, or to account for its investment in Cal Dive under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements):
     (i) Disclosure of Financial Controls. Cal Dive will, and will cause each other member of the Cal Dive Group to, maintain, as of and after the Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in

Exchange Act Rule 13a-15 promulgated under the Exchange Act; Cal Dive will cause each of its principal executive and principal financial officers to sign and deliver certifications to Cal Dive’s periodic reports and will include the certifications in Cal Dive’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; Cal Dive will cause its management to evaluate Cal Dive’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; Cal Dive will disclose in its periodic reports filed with the SEC information concerning Cal Dive management’s responsibilities for and evaluation of Cal Dive’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of Cal Dive’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, Cal Dive will, and will cause each other member of the Cal Dive Group to, maintain as of and after the Closing Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the Cal Dive Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Cal Dive Group are authorized at the appropriate level within Cal Dive, and (D) unauthorized use or disposition of the assets of any member of the Cal Dive Group that could have material effect on the financial statements of the Cal Dive Group is prevented or detected in a timely manner.
     (ii) Fiscal Year. Cal Dive will, and will cause each member of the Cal Dive Group organized in the United States to, maintain a fiscal year that commences and ends on the same calendar day as Helix’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Helix’s monthly accounting periods commence and end.
     (iii) Monthly Financial Reports. No later than five (5) Business Days after the end of each monthly accounting period of Cal Dive following the Closing Date (including the last monthly accounting period of Cal Dive of each fiscal year), Cal Dive will deliver to Helix a consolidated income statement, balance sheet and statement of cash flow for Cal Dive for such period and an income statement, balance sheet and statement of cash flow for each Cal Dive Affiliate that is consolidated with Cal Dive, as the case may be, in such format and detail as Helix may request.
     (iv) Quarterly Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) Business Days prior to the date on which Cal Dive is required to file a Form 10-Q or other document containing Quarterly Financial Statements with the SEC for each of the first three (3) fiscal quarters in each fiscal year of Cal Dive, and (y) five (5) Business Days prior to the date on which Helix has notified Cal Dive that Helix intends to file its Form 10-Q or other document containing quarterly financial statements with the SEC, Cal Dive will deliver to Helix drafts of (A) the consolidated financial statements of the Cal Dive Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Cal Dive the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by Cal Dive’s management of the Cal Dive Group’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Cal Dive will deliver such information at such earlier time upon Helix’s written request with thirty (30) days’ notice resulting from Helix’s determination to accelerate the timing of the filing of its financial statements with the SEC. The information set forth in clauses (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than the earlier of (1) three (3) Business Days prior to the date Cal Dive publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available, and (2) three (3) Business Days prior to the date on which Helix has notified Cal Dive that Helix intends to file its quarterly financial statements with the SEC, Cal Dive will deliver to Helix the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Cal Dive in the forms required under SEC rules for periodic reports; provided, however, that Cal Dive may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Cal Dive to Helix as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Helix’s and Cal Dive’s financial Representatives will actively consult with each other regarding any changes (whether or not substantive) that Cal Dive may consider making to the Quarterly Financial Statements and related disclosures during the two (2) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Helix’s financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, Helix’s ownership interest in Cal Dive or the Separation will be filed with the SEC or otherwise made public by any Cal Dive Group member without the prior written consent of Helix. Notwithstanding anything to the contrary in this Section 4.1(a)(iv), Cal Dive will file the Quarterly Financial Statements with the SEC on the same date and at substantially the same time that Helix files its quarterly financial statements with the SEC unless otherwise required by applicable law.
     (v) Annual Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) Business Days prior to the date on which Cal Dive is required to file a Form 10-K or other document containing its Annual Financial Statements with the SEC, and (y) ten (10) Business Days prior to the date on which Helix has notified Cal Dive that Helix intends to file its Form 10-K or other document containing annual financial statements with the SEC, Cal Dive will deliver to Helix (A) drafts of the consolidated financial statements of the Cal Dive Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP, and (B) a discussion and analysis by Cal Dive’s management of the Cal Dive Group’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in clauses (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” Cal Dive will deliver to Helix all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (1) five (5) Business Days prior to the date Cal Dive publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available, and (2) five (5) Business Days prior to the date on which Helix has notified Cal Dive that Helix intends to file its annual financial statements with the SEC, Cal Dive will deliver to Helix the final form of the Cal Dive Annual Financial Statements and certifications thereof by the principal executive and financial officers of Cal Dive in the forms required under SEC rules for periodic reports; provided, however, that Cal Dive may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Cal Dive to Helix as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Helix and Cal Dive financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Cal Dive may consider making to the Annual Financial Statements and related disclosures during the three (3) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Helix’s financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, Helix’s ownership interest in Cal Dive or the Separation will be filed with the SEC or otherwise made public by any Cal Dive Group member without the prior written consent of Helix, except to the extent required by applicable law. In any event, Cal Dive will deliver to Helix, no later than three (3) Business Days prior to the date on which Helix has notified Cal Dive that Helix intends to file its annual financial statements with the SEC, the final form of the Annual Financial Statements accompanied by an opinion thereon by Cal Dive’s independent certified public accountants. Notwithstanding anything to the contrary in this Section 4.1(a)(v), Cal Dive will file the Annual Financial Statements with the SEC on the same date and at substantially the same time that Helix files its annual financial statements with the SEC unless otherwise required by applicable law.
     (vi) Affiliate Financial Statements. Cal Dive will deliver to Helix all Quarterly Financial Statements and Annual Financial Statements of each Cal Dive Affiliate which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Cal Dive required to be delivered to Helix pursuant to this Section 4.1.
     (vii) Conformance with Helix Financial Presentation. All information provided by any Cal Dive Group member to Helix or filed with the SEC pursuant to Sections 4.1(a)(iii) through (vi) inclusive will be consistent in terms of format and detail and otherwise with Helix’s policies with respect to the application of GAAP and practices in effect on the Closing Date with respect to the provision of such financial information by such Cal Dive Group member to Helix (and, where appropriate, as presently presented in financial reports to Helix’s board of directors), with such changes therein as may be requested by Helix from time to time consistent with changes in such accounting principles and practices.
     (viii) Cal Dive Reports Generally. Each Cal Dive Group member that files information with the SEC will deliver to Helix: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Cal Dive Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such Cal Dive Group member with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) above are referred to as the “Cal Dive Public Documents”); and (B) as soon as practicable, but in no event later than four (4) Business Days (other than with respect to Current Reports on Form 8-K) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Cal Dive Public Documents and, with respect to Current Reports on Form 8-K, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Current Reports on Form 8-K and as soon as practicable, but in no event less than two (2) hours in the case of unplanned Current Reports on Form 8-K; provided, however, that Cal Dive may continue to revise such Cal Dive Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Cal Dive to Helix as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Helix and Cal Dive financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Cal Dive may consider making to any of its Cal Dive Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Helix’s financial statements or related disclosures. In addition to the foregoing, no Cal Dive Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to, Helix’s ownership interest in Cal Dive or the Separation will be filed with the SEC or otherwise made public by any Cal Dive Group member without the prior written consent of Helix, except as required by applicable law.
     (ix) Budgets and Financial Projections. Cal Dive will, as promptly as practicable, deliver to Helix copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by Helix) relating to the Cal Dive Group on a consolidated basis and will provide Helix an opportunity to meet with management of Cal Dive to discuss such budgets and projections.

     (x) Other Information. With reasonable promptness, Cal Dive will deliver to Helix such additional financial and other information and data with respect to the Cal Dive Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Helix.
     (xi) Press Releases and Similar Information. Cal Dive and Helix will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Cal Dive Group and to comment thereon. Helix and Cal Dive will make commercially reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than eight (8) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all press releases and other statements to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Cal Dive Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements.
     (xii) Cooperation on Helix Filings. Cal Dive will cooperate fully, and will cause Cal Dive Auditors to cooperate fully, with Helix to the extent requested by Helix in the preparation of Helix’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Helix with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “Helix Public Filings”). Cal Dive agrees to provide to Helix all information that Helix reasonably requests in connection with any Helix Public Filings or that, in the judgment of Helix’s legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Cal Dive will provide such information in a timely manner on the dates requested by Helix (which may be earlier than the dates on which Cal Dive otherwise would be required hereunder to have such information available) to enable Helix to prepare, print and release all Helix Public Filings on such dates as Helix will determine but in no event later than as required by applicable law. Cal Dive will use commercially reasonable efforts to cause Cal Dive Auditors to consent to any reference to them as experts in any Helix Public Filings required under any law, rule or regulation. If and to the extent requested by Helix, Cal Dive will diligently and promptly review all drafts of such Helix Public Filings and prepare in a diligent and timely fashion any portion of such Helix Public Filing pertaining to Cal Dive. Prior to any printing or public release of any Helix Public Filing, an appropriate executive officer of Cal Dive will, if requested by Helix, certify that the information relating to any Cal

Dive Group member or the Cal Dive Business in such Helix Public Filing is accurate, true, complete and correct in all material respects. Unless required by law, rule or regulation, Cal Dive will not publicly release any financial or other information which conflicts with the information with respect to any Cal Dive Group member or the Cal Dive Business that is included in any Helix Public Filing without Helix’s prior written consent. Prior to the release or filing thereof, Helix will provide Cal Dive with a draft of any portion of a Helix Public Filing containing information relating to the Cal Dive Group and will give Cal Dive an opportunity to review such information and comment thereon; provided that, Helix will determine in its sole and absolute discretion the final form and content of all Helix Public Filings.
     (b) Auditors and Audits; Annual Statements and Accounting. Cal Dive agrees that, for so long as Helix is required to either consolidate the results of operations and financial position of Cal Dive and any members of the Cal Dive Group, or to account for its investment in Cal Dive under the equity method of accounting (in accordance with GAAP and consistent with SEC reporting requirements):
     (i) Selection of Cal Dive Auditors. Unless required by law, Cal Dive will not select a different accounting firm than Ernst & Young LLP (or its affiliate accounting firms) (unless so directed by Helix in accordance with a change by Helix in its accounting firm) to serve as its (and the Cal Dive Group’s) independent certified public accountants (“Cal Dive Auditors”), without Helix’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any members of the Cal Dive Group are currently using a different accounting firm to serve as their independent certified public accountants, such members of the Cal Dive Group may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to Helix.
     (ii) Audit Timing. Cal Dive will use commercially reasonable efforts to enable Cal Dive Auditors to complete their audit such that they will be able to date their opinion on the Annual Financial Statements on the same date that Helix’s independent certified public accountants (“Helix Auditors”) date their opinion on Helix’s audited annual financial statements (the “Helix Annual Statements”), and to enable Helix to meet its schedule for the printing, filing and public dissemination of the Helix Annual Statements, all in accordance with Section 4.1(a) hereof and as required by applicable law.
     (iii) Information Needed by Helix. Cal Dive will provide to Helix on a timely basis all information that Helix reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Helix Annual Statements in accordance with Section 4.1(a) hereof and as required by applicable law. Without limiting the generality of the foregoing, Cal Dive will provide all required financial information with respect to the Cal Dive Group to Cal Dive Auditors in a sufficient and reasonable time and in sufficient detail to permit Cal Dive Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Helix Auditors with respect to information to be included or contained in the Helix Annual Statements.

     (iv) Access to Cal Dive Auditors. Cal Dive will authorize Cal Dive Auditors to make available to Helix Auditors the personnel who performed, or are performing, the annual audit of Cal Dive as well as the work papers related to the annual audit of Cal Dive, in all cases within a reasonable time prior to the date of the Cal Dive Auditors’ opinion on the Annual Financial Statements, so that Helix Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Cal Dive Auditors as it relates to Helix Auditors’ report on the Helix Annual Statements, all within sufficient time to enable Helix to meet its schedule for the preparation, printing, filing and public dissemination of the Helix Annual Statements.
     (v) Access to Records. If Helix determines in good faith that there may be any inaccuracy in a Cal Dive Group member’s financial statements or deficiency in a Cal Dive Group member’s internal accounting controls or operations that could materially impact Helix’s financial statements, at Helix’s request, Cal Dive will provide Helix’s internal auditors with access to the Cal Dive Group’s books and records so that Helix may conduct reasonable audits relating to the financial statements provided by Cal Dive under this Agreement as well as to the internal accounting controls and operations of the Cal Dive Group.
     (vi) Notice of Changes. Subject to Section 4.1(a)(vii), Cal Dive will give Helix as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Cal Dive’s accounting estimates or accounting principles from those in effect on the Closing Date. Cal Dive will consult with Helix and, if requested by Helix, Cal Dive will consult with Helix Auditors with respect thereto. Cal Dive will not make any such determination or changes without Helix’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Cal Dive’s or Helix’s financial statements as filed with the SEC or otherwise publicly disclosed therein.
     (vii) Accounting Changes Requested by Helix. Notwithstanding Section 4(a)(vi), Cal Dive will make any changes in its accounting estimates or accounting principles that are requested by Helix in order for Cal Dive’s accounting practices and principles to be consistent with those of Helix.
     (viii) Special Reports of Deficiencies or Violations. Cal Dive will report in reasonable detail to Helix the following events or circumstances promptly after any executive officer of Cal Dive or any member of the Cal Dive board of directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Cal Dive’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cal Dive’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any Cal Dive Group member has formally made to any officers or directors of Cal Dive pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

     4.2 Agreement for Exchange of Information; Archives.
     (a) Each of Helix and Cal Dive, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claim, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
     (b) After the Closing Date, Cal Dive shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Cal Dive Business that are located in archives retained or maintained by any member of the Helix Group. Cal Dive may obtain copies (but not originals unless it is a Cal Dive Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that, Cal Dive shall cause any such objects to be returned promptly in the same condition in which they were delivered to Cal Dive, and Cal Dive shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Helix. Cal Dive shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for Helix generally). Nothing herein shall be deemed to restrict the access of any member of the Helix Group to any such documents or objects or to impose any liability on any member of the Helix Group if any such documents or objects are not maintained or preserved by Helix.
     (c) After the Closing Date, Helix shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the businesses of any member of the Helix Group that are located in archives retained or maintained by any member of the Cal Dive Group. Helix may obtain copies (but not originals unless it is not a Cal Dive Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that, Helix shall cause any such objects to be returned promptly in the same condition in which they were delivered to Helix, and Helix shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Cal Dive. Helix shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for Cal Dive generally). Nothing herein shall be deemed to restrict the access of any member of the Cal Dive Group to any such documents or objects or to impose any liability on any member of the Cal Dive Group if any such documents or objects are not maintained or preserved by Cal Dive.
     (d) The obligations of the parties under this Section 4.2 shall terminate on the fifth (5th) anniversary of the Trigger Date.
     4.3 Ownership of Information.
     Any Information owned by a member of a Group that is provided to a requesting party pursuant to Section 4.2 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     4.4 Compensation for Providing Information.
     The party requesting Information agrees to reimburse the party providing Information for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement, the Transaction Documents or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.
     4.5 Record Retention.
     To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement and the Transaction Documents, after the Closing Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies of Helix as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the fifth (5th) anniversary of the Trigger Date without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided, further, however, no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
     4.6 Liability.
     No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.5.

     4.7 Other Agreements Providing for Exchange of Information.
     (a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.
     (b) When any Information provided by one Group to the other Group (other than Information provided pursuant to Section 4.5) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
     4.8 Production of Witnesses; Records; Cooperation.
     (a) After the Closing Date, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group, each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.
     (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
     (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group.
     (d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.
     (e) The obligation of the parties to provide witnesses pursuant to this Section 4.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 4.8(a)).
     (f) In connection with any matter contemplated by this Section 4.8, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
     (g) The obligations of the parties under this Section 4.8 shall terminate on the fifth (5th) anniversary of the Trigger Date.
     4.9 Privilege.
     The provision of any information pursuant to this Article IV shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (a “Privilege”). Following the Closing Date, neither Cal Dive or its Subsidiaries nor Helix or its Subsidiaries will be required to provide any information pursuant to this Article IV if the provision of such information would serve as a waiver of any Privilege afforded such information.
ARTICLE V
RELEASE; INDEMNIFICATION
     5.1 Release of Pre-Closing Claims.
     (a) Except (i) as provided in Section 5.1(c), (ii) as may provided in any Transaction Document and (iii) for any matter for which a Cal Dive Indemnified Party is entitled to indemnification or contribution pursuant to Section 5.3, 5.4 or 5.5, effective as of the Closing Date, Cal Dive, for itself and each other member of the Cal Dive Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were directors, officers, agents or employees of any member of the Cal Dive Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Helix and the other members of the Helix Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the Helix Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
     (b) Except (i) as provided in Section 5.1(c), (ii) as may be provided in any Transaction Document and (iii) for any matter for which a Helix Indemnified Party is entitled to indemnification or contribution pursuant to Section 5.2, 5.4 or 5.5, effective as of the Closing Date, Helix, for itself and each other member of the Helix Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were directors, officers, agents or employees of any member of the Helix Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Cal Dive and the other members of the Cal Dive Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the Cal Dive Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
     (c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement, any Transaction Document or any agreements, arrangements, commitments or understandings to continue in effect after the Closing Date in accordance with Section 2.4(b), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
     (i) any Liability provided in or resulting from any agreement among any members of the Helix Group or the Cal Dive Group that is to continue in effect after the Closing Date in accordance with Section 2.4(b), or any other Liability specified in such Section 2.4(b) not to terminate as of the Closing Date;
     (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of such Group under, this Agreement or any Transaction Document;
     (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Closing Date;
     (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group; or

     (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Transaction Documents.
     In addition, nothing contained in Section 5.1(a) shall release Helix from indemnifying any director, officer or employee of Cal Dive who was a director, officer or employee of Helix or any of its Affiliates on or prior to the Closing Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.
     (d) Cal Dive shall not make, and shall not permit any member of the Cal Dive Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Helix or any member of the Helix Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Helix shall not, and shall not permit any member of the Helix Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Cal Dive or any member of the Cal Dive Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
     (e) It is the intent of each of Helix and Cal Dive, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, whether known or unknown, between or among Cal Dive or any member of the Cal Dive Group, on the one hand, and Helix or any member of the Helix Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Sections 5.1 (a), (b) and (c). At any time, at the request of any other party, each party shall cause each member of its respective Group and each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.
     5.2 General Indemnification by Cal Dive.
     Except as provided in Section 5.5, Cal Dive shall, and shall cause the other members of the Cal Dive Group to, jointly and severally, indemnify, defend and hold harmless on an After-Tax Basis each member of the Helix Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Helix Indemnified Parties”), from and against any and all Liabilities of the Helix Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of Cal Dive or any other member of the Cal Dive Group or any other Person to pay, perform or otherwise promptly discharge any Cal Dive Liabilities or Cal Dive Contract in accordance with its respective terms, whether prior to or after the Closing Date;

     (b) any Cal Dive Liability or any Cal Dive Contract;
     (c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Helix Group for the benefit of any member of the Cal Dive Group that survives the Closing;
     (d) any breach by any member of the Cal Dive Group of this Agreement or any of the Transaction Documents or any action by Cal Dive in contravention of the Charter or Bylaws; and
     (e) any untrue statement or alleged untrue statement of a material fact contained in any Helix Public Filing or any other document filed with the SEC by any member of the Helix Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Helix Group by any member of the Cal Dive Group or incorporated by reference by any member of the Helix Group from any filings made by any member of the Cal Dive Group with the SEC pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.
     5.3 General Indemnification by Helix.
     Except as provided in Section 5.5, Helix shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Cal Dive Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Cal Dive Indemnified Parties”), from and against any and all Liabilities of the Cal Dive Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of any member of the Helix Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Helix Group other than the Cal Dive Liabilities, whether prior to or after the Closing Date or the date hereof;
     (b) any Excluded Liability or any Liability of a member of the Helix Group other than the Cal Dive Liabilities;
     (c) any breach by any member of the Helix Group of this Agreement or any of the Transaction Documents; and
     (d) any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Cal Dive Group pursuant to the Securities Act or the Exchange Act other than the IPO Registration Statement or Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Cal Dive Group by any member of the Helix Group or incorporated by reference by any member of the Cal Dive Group from any Helix Public Filings or any other document filed with the SEC by any member of the Helix Group pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.
     5.4 Registration Statement Indemnification.
     (a) Cal Dive agrees to indemnify and hold harmless on an After-Tax Basis the Helix Indemnified Parties and each Person, if any, who controls any member of the Helix Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the IPO Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such Liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information provided by a member of the Helix Group expressly for use in the IPO Registration Statement or Prospectus or information relating to any underwriter furnished to Cal Dive by or on behalf of such underwriter expressly for use in the IPO Registration Statement or Prospectus.
     (b) Helix agrees to indemnify and hold harmless on an After-Tax Basis Cal Dive and its Subsidiaries and any of their respective directors or officers who sign the IPO Registration Statement, and any person who controls Cal Dive within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the IPO Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such Liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission with respect to information provided by a Helix Group member expressly for use in the IPO Registration Statement or Prospectus.
     5.5 Contribution.
     (a) If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an Indemnified Party under Section 5.2(e), Section 5.3(d) or Section 5.4 in respect of any Liabilities referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or

Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (b) The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.5(a). The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in Section 5.5(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any Action. Notwithstanding the provisions of this Section 5.5, Helix shall not be required to contribute any amount that, together with the amount of any damages that Helix has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, exceeds the benefits received solely by Helix from the Initial Public Offering (excluding benefits received by the Company and all other parties). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     5.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on an After-Tax Basis.
     (a) Any Liability subject to indemnification or contribution pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability and will be determined on an After-Tax Basis. Accordingly, the amount which any Person is required to pay pursuant to this Article V (an “Indemnifying Party”) to any Person entitled to indemnification or contribution pursuant to this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
     (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article V; provided that, the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
     (c) The term “After-Tax Basis” as used in this Article V means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for,

Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the Indemnified Party as the result of sustaining or paying such Liabilities, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnified Party is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an Indemnified Party has in its assets.
     5.7 Procedures for Indemnification of Third Party Claims.
     (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Helix Group or the Cal Dive Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.2, Section 5.3 or Section 5.4, or any other Section of this Agreement or any Transaction Document, such Indemnified Party shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.7(a) shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
     (b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after receipt of notice from an Indemnified Party in accordance with Section 5.7(a) (or sooner, if the nature of such Third Party Claim so requires), an Indemnifying Party electing to defend a Third Party Claim shall notify the Indemnified Party of its election to assume responsibility for defending such Third Party Claim and shall acknowledge and agree in writing that if such Third Party Claim is adversely determined, such Indemnifying Party will have the obligation to indemnify the Indemnified Party in respect of all liabilities relating to, arising out of or resulting from such Third Party Claim and that such Indemnifying Party irrevocably waives in full all defenses it may have to contest such obligation. After such notice and acknowledgment from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party.
     (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.7(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.
     (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include a full, complete and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.
     5.8 Additional Matters.
     (a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.
     (b) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
     (c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
     (d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article V, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.
     5.9 Remedies Cumulative; Limitations of Liability.
     The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. NOTWITHSTANDING THE FOREGOING, NO INDEMNIFYING PARTY, SHALL BE LIABLE TO AN INDEMNIFIED PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, EXEMPLARY, STATUTORILY-ENHANCED OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) ARISING IN CONNECTION WITH THE TRANSACTIONS.
     5.10 Survival of Indemnities.
     The rights and obligations of each of Helix and Cal Dive and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.
ARTICLE VI
OTHER AGREEMENTS
     6.1 Further Assurances.
     (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.
     (b) Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Closing Date, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this

Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Cal Dive Assets and the assignment and assumption of the Cal Dive Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.
     (c) On or prior to the Closing Date, Helix and Cal Dive in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Helix, Cal Dive or any other Subsidiary of Helix or Cal Dive, as the case may be, to effectuate the transactions contemplated by this Agreement.
     (d) On or prior to the Closing Date, Helix and Cal Dive shall take all actions as may be necessary to approve the stock-based employee benefit plans of Cal Dive in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the New York Stock Exchange.
     6.2 Confidentiality.
     (a) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, Helix shall not, and shall cause the other members of the Helix Group and all of such parties’ respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Helix Group) or use or otherwise exploit for its own benefit or for the benefit of any third party, any Cal Dive Confidential Information. If any disclosures are made by a member of the Helix Group to its Representatives in connection with such Representatives providing services to any member of the Helix Group under this Agreement or any Transaction Document, then the Cal Dive Confidential Information so disclosed shall be used only as required to perform the services. Helix shall, and shall cause the other members of the Helix Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Cal Dive Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the Cal Dive Business currently or formerly conducted, or proposed to be conducted, by any member of the Cal Dive Group furnished to or in possession of any member of the Helix Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of any member of the Helix Group that contain or otherwise reflect such information, material or documents is referred to herein as “Cal Dive Confidential Information.” “Cal Dive Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Helix Group or any of their Representatives not otherwise permissible hereunder, (ii) such member of the Helix Group can demonstrate was or became available to such member of the Helix Group from a source other than Cal Dive or its Affiliates, or (iii) is developed independently by such member of the Helix Group without reference to the Cal Dive Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Helix Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Cal Dive or any member of the Cal Dive Group with respect to such information.
     (b) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, Cal Dive shall not, and shall cause the other members of the Cal Dive Group and all of such parties’ respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Cal Dive Group), or use or otherwise exploit for its own benefit or for the benefit of any third party, any Helix Confidential Information. If any disclosures are made by a member of the Cal Dive Group to its Representatives in connection with such Representatives providing services to any member of the Cal Dive Group under this Agreement or any Transaction Document, then the Helix Confidential Information so disclosed shall be used only as required to perform the services. Cal Dive shall, and shall cause other members of the Cal Dive Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Helix Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by any member of the Helix Group furnished to or in possession of any member of the Cal Dive Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of any member of the Cal Dive Group that contain or otherwise reflect such information, material or documents is referred to herein as “Helix Confidential Information.” “Helix Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Cal Dive Group or any of their Representatives not otherwise permissible hereunder, (ii) such member of the Cal Dive Group can demonstrate was or became available to such member of the Cal Dive Group from a source other than Helix or its Affiliates, or (iii) is developed independently by such member of the Cal Dive Group without reference to the Helix Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Cal Dive Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Helix or any other member of the Helix Group with respect to such information.
     (c) If any member of the Helix Group or their respective Representatives, on the one hand, or any member of the Cal Dive Group or their respective Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental

Authority or pursuant to applicable Law to disclose or provide any Cal Dive Confidential Information or Helix Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV of this Agreement), as applicable, the entity or person receiving such request or demand shall use all commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Cal Dive Confidential Information or Helix Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process of such Governmental Authority.
     6.3 Insurance Matters.
     (a) Members of the Cal Dive Group will continue to have coverage under Helix’s insurance program until the Trigger Date. Members of the Cal Dive Group will be subject to retrospective premium adjustments under each such Insurance Policy based on their loss experience under the Insurance Policy and in accordance with Helix’s pricing methodologies. The members of the Cal Dive Group will have coverage under all Insurance Policies with respect to periods prior to the Trigger Date in accordance with the terms of each such Insurance Policy. Helix and Cal Dive agree to cooperate in good faith to provide for an orderly transition of insurance coverage leading up to the Trigger Date, and for the treatment of any Insurance Policies that will remain in effect following the Trigger Date on a mutually agreeable basis. Cal Dive may elect to decline or withdraw from coverage under any Insurance Policy by written notice to Helix at least sixty (60) days prior to such cancellation. In no event shall Helix, any other member of the Helix Group or any Helix Indemnified Party have liability or obligation whatsoever to any member of the Cal Dive Group if any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect or for any reason shall be unavailable or inadequate to cover any Liability of any member of the Cal Dive Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. Helix shall provide notice to Cal Dive promptly upon its becoming aware that any Insurance Policy has been terminated or is otherwise no longer in effect or is reasonably likely to be terminated or otherwise cease to be in effect.
     (b) (i) Except as otherwise provided in any Transaction Document, the parties intend by this Agreement that Cal Dive and each other member of the Cal Dive Group be successors-in-interest to all rights that any member of the Cal Dive Group may have as of the Closing Date as a subsidiary, affiliate, division or department of Helix prior to the Closing Date under any policy of insurance issued to Helix by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Closing Date, including any rights such member of the Cal Dive Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Closing Date. At the request of Cal Dive, Helix shall take all commercially reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that Helix shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.
     (i) Except as otherwise contemplated by any Transaction Document, after the Closing Date, none of Helix or Cal Dive or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Cal Dive and Helix will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.
     (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Helix Group in respect of any Insurance Policy or any other contract or policy of insurance.
     (d) Cal Dive does hereby, for itself and each other member of the Cal Dive Group, agree that no member of the Helix Group or any Helix Indemnified Party shall have any Liability whatsoever to Cal Dive or any other member of the Cal Dive Group as a result of the insurance policies and practices of Helix and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
     (e) Nothing in this Agreement shall be deemed to restrict any member of the Cal Dive Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period; provided that, Cal Dive shall give Helix prompt written notice of any such insurance policy acquired prior to the Trigger Date.
     6.4 Allocation of Costs and Expenses.
     (a) Helix shall pay (or, to the extent incurred by and paid for by any member of the Cal Dive Group, will promptly reimburse such party for any and all amounts so paid) for all out-of-pocket fees, costs and expenses incurred by Helix or Cal Dive, or any member of their respective Groups, on or prior to the Closing Date in connection with the Separation, including (i) the preparation and negotiation of this Agreement, each Transfer Document (unless otherwise expressly provided therein), and all other documentation related to the Separation, (ii) accounting and legal costs incurred in association with all domestic and international internal restructuring undertaken as part of the Separation, (iii) the preparation and execution or filing of any and all other documents, certificates, deeds, titles, agreements, forms, applications or contracts associated with the Separation, and (iv) the preparation and filing of Cal Dive’s and its Subsidiaries’ organizational documents.

     (b) Cal Dive shall pay (or, to the extent incurred by and paid or by any member of the Helix Group, will promptly reimburse such party for any and all amounts so paid) for all out-of-pocket fees, costs and expenses incurred by Helix or Cal Dive, or any member of their respective Groups, in connection with the Initial Public Offering and the other Transactions, except as otherwise provided in Section 6.4(a), including (i) the preparation, printing and filing of the IPO Registration Statement, (ii) compliance with applicable federal, state or foreign securities Laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (iii) the preparation, printing and distribution of the Prospectus, (iv) the initial listing of the Common Stock on the New York Stock Exchange, (v) the fees and expenses of Ernst & Young LLP incurred in connection with the IPO Registration Statement and the Initial Public Offering, and (vi) the preparation (including, but not limited to, the printing of documents) and implementation of Cal Dive’s and its Subsidiaries’ employee benefit plans, retirement plans and equity-based plans, and (vii) the preparation and implementation of Cal Dive’s and its Subsidiaries corporate governance programs and policies, financial reporting and internal controls and all other reporting requirements, programs, policies and functions required to be implemented by the Cal Dive Group as a result of being a public company reporting to the SEC with equity securities listed on a national stock exchange.
     (c) Notwithstanding the foregoing, Helix and Cal Dive agree that all costs and expenses described in Sections 6.4(a) and (b) may be paid from the proceeds of the Initial Public Offering.
     6.5 Covenants Against Taking Certain Actions Affecting Helix.
     (a) Cal Dive hereby acknowledges and agrees that it shall not, without the prior written consent of Helix (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Helix or any of its Affiliates to freely sell, transfer, assign, pledge or otherwise dispose of Cal Dive Capital Stock. Without limiting the generality of the foregoing, Cal Dive shall not, without the prior written consent of Helix (which it may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Helix as a Cal Dive stockholder in a manner not applicable to Cal Dive stockholders generally.
     (b) Prior to the Trigger Date, to the extent that any member of the Helix Group is a party to any contract or agreement with a third party (i) that provides that certain actions of Helix’s Subsidiaries may result in Helix being in breach of or in default under such agreement and Helix has advised Cal Dive, or Cal Dive is otherwise aware, of the existence of such contract or agreement (or the relevant portions thereof), (ii) to which any member of the Cal Dive Group is a party or (iii) under which any member of the Cal Dive Group has performed any obligations on or before the date hereof, Cal Dive shall not take, and shall cause each other member of the Cal Dive Group not to take, any actions that reasonably could result in any member of the Helix Group being in breach of or in default under any such contract or agreement. Cal Dive hereby acknowledges and agrees that Helix has made available to Cal Dive copies of each such contract or agreement (or the relevant portion thereof) in effect on the date hereof. The parties acknowledge and agree that, after the date hereof, Helix may in good faith (and not solely with the intention of imposing restrictions on Cal Dive pursuant to this covenant) amend the referenced agreements or enter into additional contracts or agreements that provide that certain actions of any member of the Cal Dive Group may result in Helix being in breach of or in default under such agreements; provided that, Helix shall notify and consult with Cal Dive prior to entering into any such amendments or additional contracts or agreements to the extent that compliance therewith (x) could reasonably be expected to have a material adverse effect on any member of the Cal Dive Group or (y) would discriminate in an adverse way in the treatment of members of the Cal Dive Group as compared with Helix and its other Affiliates, and shall make available to Cal Dive copies of such amendments or additional contracts or agreements.
     (c) Prior to the Trigger Date, without the prior written consent or affirmative vote of Helix (either of which it may withhold in its sole and absolute discretion), Cal Dive shall not, and shall cause the other members of the Cal Dive Group not to:
     (i) take any actions that would result in the occurrence of a Default or Event of Default, as those terms are defined in the under the Credit Agreement dated as of July 3, 2006, by and among Helix Energy Solutions Group, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders and Agents party thereto;
     (ii) issue any shares of capital stock or any rights, warrants, options or other rights or securities convertible into or exercisable for capital stock; except for (A) pursuant to the IPO, and (B) the issuance of shares of Common Stock or options to purchase Common Stock pursuant to employee benefit plans or dividend reinvestment plans approved by the Board of Directors of Cal Dive;
     (iii) consolidate or merge with or into any Person, except for (A) a consolidation or merger of a wholly-owned Subsidiary of Cal Dive into Cal Dive or with or into another wholly-owned Subsidiary of Cal Dive, or (B) in connection with an acquisition permitted by the Credit Agreement referred to in Section 6.5(c)(i) above;
     (iv) alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, or by merger, consolidation or otherwise, the provisions of the Charter or Bylaws relating to any of (A) authorized capital stock, (B) rights granted to the holders of the Common Stock, (C) amendments to the Bylaws, (D) shareholder action by written consent, (E) shareholder proposals and meetings, (F) limitation of liability of and indemnification of officers and directors, (G) corporate opportunities and conflicts of interest between the Cal Dive Group and the Helix Group, and (H) the business combination statute set forth in Section 203 of the Delaware General Corporation Law;
     (v) purchase, redeem or otherwise acquire or retire for value any shares of Common Stock or any warrants, options or other rights or securities convertible into or exercisable for to acquire Common Stock, except for (A) the repurchase of Common Stock deemed to occur upon exercise of stock options to the extent shares of Common Stock represent a portion of the exercise price of the stock options or are withheld by Cal Dive to pay applicable withholding taxes; (B) the repurchase of Common Stock deemed to occur to the extent shares of Common

Stock are withheld by Cal Dive to pay applicable withholding taxes in connection with any grant or vesting of restricted stock; and (C) the repurchase of stock of terminated employees as provided in any employee benefits plan or in a stock purchase or other agreement;
     (vi) adopt a shareholder rights agreement; or
     (vii) dissolve, liquidate or wind up.
     6.6 No Violations.
     (a) Cal Dive acknowledges and agrees that it shall not, and shall cause the other members of the Cal Dive Group not to, take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Helix Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the Helix Group; (iii) any credit agreement or other material instrument binding upon any member of the Helix Group; or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the Helix Group or any of its respective assets.
     (b) Helix acknowledges and agrees that it shall not, and shall cause the other members of the Helix Group not to, take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Cal Dive Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of Cal Dive; (iii) the Existing Helix Indebtedness, any credit agreement or any other material instrument binding upon Cal Dive; or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the Cal Dive Group or any of the Cal Dive Assets.
     (c) Nothing in this Agreement is intended to limit or restrict in any way Helix’s or its Affiliates’ rights as stockholders of Cal Dive.
     6.7 Registration Statements.
     To the extent necessary to enable the unrestricted transfer of the applicable shares of Cal Dive Common Stock, upon consummation of the Initial Public Offering, Cal Dive shall file and cause to remain effective a registration statement with the SEC to register Cal Dive Common Stock that may be acquired by employees of any member of the Cal Dive Group as contemplated by Helix’s or any other member of the Helix Group’s employee stock or option plans.
     6.8 Compliance with Charter Provisions.
     Cal Dive shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to ensure continued compliance by Cal Dive and its Subsidiaries with the provisions of their certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other applicable organizational documents. Cal Dive shall notify Helix in writing promptly after becoming aware of any act or activity taken or proposed to be taken by

Cal Dive or any of its Subsidiaries or any of their equity holders which resulted or would result in non-compliance with any such organizational document provisions and, so long as any member of the Helix Group owns any Cal Dive Capital Stock, Cal Dive shall take or refrain from taking all such actions as Helix shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.
     6.9 Future Intercompany Transactions.
     All proposed intercompany transactions between Cal Dive and Helix after the Closing Date, including any material amendments to the Transaction Documents, and any consent or approval proposed to be granted by Cal Dive for Helix’s benefit, in each case that would ordinarily be submitted for approval by the board of directors of Cal Dive, will be subject to the approval of a majority of the independent directors (as defined under the applicable rules of any securities exchange on which shares of Cal Dive Common Stock are listed) of the board of directors of Cal Dive.
     6.10 [Intentionally Omitted].
     6.11 Helix Policies.
     If a provision of Cal Dive’s Charter or Amended and Restated Bylaws or of any Transaction Document contradicts a policy of Helix or a member of the Helix Group, (the “Helix Policies”) that applies to Subsidiaries of Helix, such provision in Cal Dive’s Charter or Bylaws or Transaction Document shall control. In any other case, and except as otherwise agreed or unless superseded by any policies adopted by the board of directors of Cal Dive, the Helix Policies that apply to Subsidiaries of Helix shall apply to Cal Dive and its Subsidiaries until the Trigger Date.
     6.12 Operations.
     If at any time (a) the number of Vessels utilized by or on behalf of Helix, whether on a day-rate or otherwise, is below the Utilization Limit, (b) Helix notifies Cal Dive that Helix wishes to utilize a Vessel, (c) such Vessel is available for the time period requested by Helix and (d) Helix agrees to pay for the utilization of such Vessel at then prevailing market rates, Cal Dive shall provide the Vessel to Helix. To exercise such preferential right, Helix must notify Cal Dive of its need for a Vessel and, if the Vessel is available upon such notice, Cal Dive shall inform Helix of the corresponding day-rate for such Vessel. Helix shall then have two (2) business days to accept the Vessel (the “Notification Period”). If Helix does not notify Cal Dive of its decision to utilize the Vessel prior to the expiration of the Notification Period, Helix shall be deemed to have declined the use of such Vessel for such time, and Cal Dive shall be free to contract the Vessel to other parties. Such waiver shall not compromise Helix’s ability to exercise its preferential rights in the future with regard to the utilization of Vessels. As used herein, “Utilization Limit” means the multiple of the total number of Vessels in Cal Dive’s fleet and .2, rounded down to the nearest whole number. If the number of Vessels utilized by or on behalf of Helix, whether on a day-rate or otherwise, is equal to or exceeds the Utilization Limit, then Helix shall not have the preferential right to utilize any other Vessels, unless and until such number falls below the Utilization Limit.

     6.13 [Intentionally Omitted].
     6.14 Tax Matters.
     Notwithstanding any provision in this Agreement to the contrary, to the extent that any representations, warranties, covenants and agreements between Helix and Cal Dive, and their respective Groups, with respect to Tax matters are set forth in the Tax Matters Agreement, including indemnification agreements and any tax sharing agreements and arrangements specifically identified in such agreements, such Tax matters shall be governed exclusively by such Tax agreements and not by this Agreement.
     6.15 Litigation.
     (a) Subject to Section 3.6, immediately following the execution and delivery of the Underwriting Agreement by each of the parties thereto, Cal Dive shall, and shall cause the other members of the Cal Dive Group to assume those Actions relating in any material respect to the Cal Dive Business in which one or more members of the Helix Group is a defendant or the party against whom any claim or investigation is directed (collectively, the “Assumed Actions”).
     (b) Subject to Section 3.6, immediately following the execution and delivery of the Underwriting Agreement by each of the parties thereto, Cal Dive shall, and shall cause the other members of the Cal Dive Group to, (i) diligently conduct, at its sole cost and expense, the defense of all Assumed Actions and all Existing Actions, (ii) except as may be provided in Section 6.3, pay all Liabilities that may result from the Assumed Actions and the Existing Actions, and (iii) pay all fees and costs relating to the defense of the Assumed Actions and the Existing Actions, including attorneys’ fees and costs incurred after the Closing Date. “Existing Actions” means those Actions (other than Assumed Actions) in which Cal Dive or any other member of the Cal Dive Group has been named as a defendant or is the party against whom any claim or investigation is directed, including those listed on Schedule 6.15(b).
     (c) Notwithstanding anything in this Section 6.15 to the contrary, Helix shall have the right to participate in the defense of any Assumed Action and to be represented by attorneys of its own choosing and at its sole cost and expense. In no event shall Cal Dive (or any other member of the Cal Dive Group) settle or compromise any Assumed Action without the express prior written consent of Helix unless (i) there is no finding or admission of any violation of any law or any violation of the rights of any Person by Helix or any other member of the Helix Group, (ii) there is no relief (either monetary or non-monetary) binding upon Helix or any other member of the Helix Group, and (iii) neither Helix nor any other member of the Helix Group has any Liability with respect to any such settlement or compromise.
     (d) Subject to Section 3.6, each of Helix and Cal Dive agrees that at all times from and after the execution and delivery of the Underwriting Agreement by each of the parties thereto, if an Action is commenced by a third party naming both parties (or any member of its respective Group) as defendants thereto and with respect to which one party (or any member of its respective Group) is a nominal defendant, then the other party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.
ARTICLE VII
DISPUTE RESOLUTION
     7.1 General Provisions.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.
     (b) All communications between the parties or their representatives in connection with the attempted resolution of any Dispute, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.
     (c) IN CONNECTION WITH ANY DISPUTE, THE PARTIES EXPRESSLY WAIVE AND FORGO ANY RIGHT TO (I) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, EXEMPLARY, STATUTORILY ENHANCED OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (PROVIDED THAT LIABILITY FOR ANY SUCH DAMAGES WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES), AND (II) TRIAL BY JURY.
     (d) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.
     (e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending. The parties will take such action, if any, required to effectuate such tolling.
     (f) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE STATE OF TEXAS OVER ANY SUCH DISPUTE AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH DISPUTE OR ANY ACTION RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

     (g) Notwithstanding anything to the contrary contained in this Article VII, any Dispute relating to Helix’s rights as a stockholder of Cal Dive pursuant to applicable Law or the organizational documents of Cal Dive will not be governed by or subject to the procedures set forth in this Article VII.
ARTICLE VIII
MISCELLANEOUS
     8.1 Corporate Power; Fiduciary Duty.
     (a) Each of Helix and Cal Dive represents as follows:
     (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and
     (ii) this Agreement has been duly executed and delivered by each such Person and each Transaction Document to which such Person is a party has been, or will be on or prior to the Closing Date, duly executed and delivered by it and upon execution and delivery, this Agreement and the other Transaction Documents will constitute a valid and binding agreement of such Person enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).
     (b) Notwithstanding any provision of this Agreement or any Transaction Document, no member of the Helix Group and no member of the Cal Dive Group shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of Cal Dive or any non-wholly owned Subsidiary of Helix or Cal Dive, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
     8.2 Governing Law.
     This Agreement (other than the provisions relating to Helix’s rights as a stockholder, which shall be governed by the laws of the State of Delaware) and, unless expressly provided therein, each other Transaction Document, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
     8.3 Survival of Covenants.
     Except as expressly set forth in any Transaction Document, the covenants and other agreements contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Separation and the Initial Public Offering and shall remain in full force and effect.

     8.4 Force Majeure.
     No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
     8.5 Notices.
     All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):
If to any member of the Helix Group, to:
Helix Energy Solutions Group, Inc.
400 N. Sam Houston Parkway East, Suite 400
Houston, Texas 77060
Attn: General Counsel
Fax: (281) 618-0505
If to any member of the Cal Dive Group, to:
Cal Dive International, Inc.
400 N. Sam Houston Parkway East, Suite 1000
Houston, Texas 77060
Attn: General Counsel
Fax: (281) 618-0503
     8.6 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     8.7 Entire Agreement.
     Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.
     8.8 Assignment; No Third-Party Beneficiaries.
     This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Notwithstanding the foregoing, Helix may assign, collaterally assign, or grant security interests in all of Helix’s right, title and interest in and to this Agreement, without the consent of Cal Dive, to one or more financial institutions or other lenders or to any designees, successors or permitted assigns of such financial institutions or other lenders that are, from time to time, parties to the following Credit Agreement, as the same may be amended, restated, amended and restated, renewed, extended, supplemented, replaced, or refinanced from time to time: that certain Credit Agreement dated as of July 3, 2006, by and among Helix Energy Solutions Group, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders and Agents party thereto. In connection with the foregoing, Cal Dive hereby (a) consents to the exercise by the Secured Parties (as defined in the Credit Agreement) of the rights provided in the security documents granting such assignment, collateral assignment, or security interest, including any foreclosure pursuant thereto and any subsequent assignments by the Administrative Agent on behalf of the Secured Parties, (b) agrees to provide the Administrative Agent with written notice of any default by Helix under the Agreement which is not cured within any applicable grace or cure period, and (c) agrees that prior to terminating the Agreement due to a default by Helix, it shall provide the Administrative Agent with notice of such intended termination (including a detailed description of the reasons therefor) and a reasonable opportunity to cure any underlying default (provided that the Administrative Agent shall have no obligation to cure any default).
     8.9 Public Announcements.
     Helix and Cal Dive shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
     8.10 Amendment.
     No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     8.11 Rules of Construction.
     Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     8.12 Counterparts.
     This Agreement may be executed in one or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed on the date first written above by their respective duly authorized officers.

HELIX ENERGY SOLUTIONS GROUP, INC.
By:
Name:
Title:

CAL DIVE INTERNATIONAL, INC.
By:
Name:
Title:

S-1